UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Zendesk, Inc.

1019 Market Street

San Francisco, CA 94103

March 31, 2015

Dear Zendesk Stockholder:

I am pleased to invite you to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Zendesk, Inc. (“Zendesk”) to be held on May 12, 2015 at 3:00 p.m. Pacific Time at Zendesk’s offices at 1019 Market Street, San Francisco, CA 94103.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your ongoing support of and continued interest in Zendesk. We look forward to seeing you at our Annual Meeting.

Sincerely,

Mikkel Svane

Chair of the Board of Directors and Chief Executive Officer

YOUR VOTE IS IMPORTANT

On or about March 31, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2014 Annual Report on Form 10-K (“2014 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2014 Annual Report can be accessed directly at the Internet address http://www.edocumentview.com/zen using the control number located on your proxy card.

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible. Your participation will help to ensure the presence of a quorum at the meeting and save Zendesk the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf in the election of directors unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

ZENDESK, INC.

1019 Market Street

San Francisco, CA 94103

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that Zendesk, Inc. will hold its 2015 Annual Meeting of Stockholders (the “Annual Meeting”) on May 12, 2015 at 3:00 p.m. Pacific Time at Zendesk’s offices at 1019 Market Street, San Francisco, CA 94103 for the following purposes:

•	To elect two Class I directors, Mmes. Caryn Marooney and Michelle Wilson to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	To transact any other business that properly comes before the Annual Meeting (including adjournments, continuations and postponements thereof).

On or about March 31, 2015, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our 2015 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2014 Annual Report on Form 10-K (“2014 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2014 Annual Report can be accessed directly at the Internet address http://www.edocumentview.com/zen using the control number located on your proxy card.

Only stockholders of record at the close of business on March 23, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 23, 2015 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

If you have any questions regarding this information or the proxy materials, please contact our investor relations department at https://investor.zendesk.com.

By Order of the Board of Directors,

Mikkel Svane

Chair of Board of Directors and Chief Executive Officer

San Francisco, California

March 31, 2015

ZENDESK, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ZENDESK, INC.

1019 Market Street

San Francisco, CA 94103

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2015

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment, continuation or postponement of the Annual Meeting for the purposes set forth in this proxy statement for our 2015 Annual Meeting of Stockholders (the “Proxy Statement”) and the accompanying Notice of 2015 Annual Meeting of Stockholders. The Annual Meeting will be held at 3:00 p.m. Pacific Time on May 12, 2015 at Zendesk’s offices at 1019 Market Street, San Francisco, CA 94103. On or about March 31, 2015, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2014 Annual Report on Form 10-K (“2014 Annual Report”).

In this Proxy Statement the terms “Zendesk,” “the company,” “we,” “us,” and “our” refer to Zendesk, Inc. and its subsidiaries. The mailing address of our principal executive offices is Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103.

Record Date	March 23, 2015.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	76,662,202 shares of common stock outstanding as of March 23, 2015.

Voting	There are four ways a stockholder of record can vote:

(1)	by Internet at http://www.investorvote.com/zen 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 11, 2015 (have your proxy card in hand when you visit the website);

We encourage you to vote this way as it is the most cost-effective method;

(2)	by toll-free telephone at 1-800-652-VOTE (8683), until 11:59 p.m. Eastern Time on May 11, 2015 (have your proxy card in hand when you call);

(3)	by completing and mailing your proxy card; or

(4)	by written ballot at the Annual Meeting.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 11, 2015. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the two nominees receiving the greatest number of votes will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Effect of Abstentions and Broker Non-Votes	Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote “FOR” the election of the nominees for director and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Notice of Internet Availability of Proxy Materials	In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this Proxy Statement and our 2014 Annual Report, primarily via the Internet. On or about March 31, 2015, we mailed to our stockholders a “Notice of Internet Availability of Proxy Materials” (the “Notice”) that contains instructions on how to access our proxy materials on the Internet, how to vote at the meeting, and how to request printed copies of the proxy materials and 2014 Annual Report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the Notice and proxies. Our directors, officers and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company	As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise applicable generally to public companies. These provisions include:

(1)	an exemption from compliance with the auditor attestation requirement on the effectiveness of our internal control over financial reporting;

(2)	an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

(3)	reduced disclosure about our executive compensation arrangements; and

(4)	exemptions from the requirements to obtain a non-binding advisory vote on executive compensation or a stockholder approval of any golden parachute arrangements.

We will remain an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.0 billion in annual revenue; the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year; the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and the last day of the fiscal year ending after the fifth anniversary of our initial public offering, or IPO. We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We have chosen to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of certain of the other exemptions discussed above. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class I directors expires at the Annual Meeting. The term of the Class II directors expires at the 2016 annual meeting and the term of the Class III directors expires at the 2017 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

Devdutt Yellurkar, a current Class I director, has elected not to stand for reelection upon the expiration of his current term, which expires at the Annual Meeting. Mr. Yellurkar’s decision not to stand for reelection is not a result of any disagreement with us on any matter relating to our operations, policies, or practices. In connection with the expiration of Mr. Yellurkar’s current term at the Annual Meeting, the Board nominated Michelle Wilson to stand for election as a Class I director at the Annual Meeting. Ms. Wilson notified our Board of her intention to resign as a Class III director at the conclusion of the Annual Meeting, contingent upon her election as a Class I director at the Annual Meeting. Ms. Wilson’s decision to resign as a Class III director is solely to facilitate her election as a Class I director at the Annual Meeting and is not a result of any disagreement with us on any matter relating to our operations, policies, or practices. Effective upon the conclusion of the Annual Meeting and contingent upon Ms. Wilson’s election as a Class I director at such meeting, the size of the Board will be reduced from seven directors to six directors by eliminating the vacant directorship that will be created by Ms. Wilson’s resignation as a Class III director.

Nominees

Our Board has nominated Mmes. Caryn Marooney and Michelle Wilson for election as Class I directors to hold office until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified, subject to their earlier resignation or removal. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “FOR” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

The biographies of each of the nominees, continuing directors and executive officers below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused our Board to determine that the person should serve as a director of the company. In addition to the information presented below regarding each nominee’s and continuing director’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (the “NYSE”).

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of February 28, 2015:

Name	Age	Positions and Offices Held with the Company
Executive Officers:
Mikkel Svane	44	Chair of the Board of Directors and Chief Executive Officer
Alan Black	54	Senior Vice President and Chief Financial Officer
Marcus Bragg	40	Senior Vice President, Worldwide Sales and Customer Success
John Geschke	44	Senior Vice President, General Counsel, and Secretary
Adrian McDermott	46	Senior Vice President, Product Development
Matthew Price	47	Senior Vice President, Marketing
Anne Raimondi	43	Senior Vice President, Operations
Non-Employee Directors:
Peter Fenton(1)	42	Director
Caryn Marooney(1)	47	Director
Elizabeth Nelson(2)	54	Director
Dana Stalder(2)(3)	46	Director
Michelle Wilson(2)(3)	52	Director
Devdutt Yellurkar(1)(3)(4)	55	Director

(1)	Member of our compensation committee.
(2)	Member of our audit committee.
(3)	Member of our nominating and corporate governance committee.
(4)	Mr. Yellurkar has elected not to stand for reelection upon expiration of his current term, which expires at the Annual Meeting.

Information Concerning Nominees for Election for a Three-Year Term Ending at the 2018 Annual Meeting

Caryn Marooney. Ms. Marooney has served as a member of our Board since January 2014. Since May 2011, Ms. Marooney has served in various roles at Facebook, Inc., a social networking service, currently serving as the company’s Vice President of Technology Communications. From June 1997 to March 2011, Ms. Marooney served in various roles, including President and Chief Executive Officer, of The OutCast Agency, a public relations firm. Ms. Marooney holds a B.S. in labor relations from Cornell University.

Ms. Marooney was selected to serve on our Board because of her prior executive experience and her experience advising technology companies.

Michelle Wilson. Ms. Wilson has served as a member of our Board since January 2014. From July 2003 to September 2012, Ms. Wilson served as Senior Vice President, General Counsel and Secretary of Amazon.com, Inc., an Internet retail company. Ms. Wilson holds a B.A. in business administration from the University of Washington and a J.D. from the University of Chicago.

Ms. Wilson was selected to serve on our Board because of her significant experience as an executive in the technology industry.

In connection with the expiration of Mr. Yellurkar’s current term at our Annual Meeting, our Board nominated Michelle Wilson to stand for election as a Class I director at our Annual Meeting. Ms. Wilson notified our Board of her intention to resign as a Class III director at the conclusion of our Annual Meeting, contingent upon her election as a Class I director at our Annual Meeting. Ms. Wilson’s decision to resign as a Class III director is solely to facilitate her election as a Class I director at our Annual Meeting and is not a result of any disagreement with us on any matter relating to our operations, policies, or practices. Effective upon the conclusion of our Annual Meeting and contingent upon Ms. Wilson’s election as a Class I director at such meeting, the size of our Board will be reduced from seven directors to six directors by eliminating the vacant directorship that will be created by Ms. Wilson’s resignation as a Class III director.

Information Concerning Director Whose Term Expires at 2015 Annual Meeting

Devdutt Yellurkar. Mr. Yellurkar has served on our Board since April 2009. Mr. Yellurkar has been with Charles River Ventures, a venture capital firm, since April 2008 and is a General Partner. Prior to Charles River Ventures, Mr. Yellurkar was the co-founder and Chief Executive Officer of Yantra, a software company. Previously, Mr. Yellurkar was Senior Vice President, Sales and Marketing at Infosys, a global technology services company. Mr. Yellurkar currently serves on the board of several private companies. Mr. Yellurkar holds a B.S. in statistics from Fergusson College.

Mr. Yellurkar was selected to serve on our Board because of the breadth of knowledge and valuable insights regarding our business that he has gained from his extensive operational and investment experience in the information technology and SaaS industries.

Mr. Yellurkar has elected not to stand for reelection upon the expiration of his current term, which expires at our Annual Meeting. Mr. Yellurkar’s decision not to stand for reelection is not a result of any disagreement with us on any matter relating to our operations, policies, or practices.

Information Concerning Directors Continuing in Office Until the 2016 Annual Meeting

Peter Fenton. Mr. Fenton has served as a member of our Board since July 2009. Since September 2006, Mr. Fenton has served as a General Partner of Benchmark, a venture capital firm. From October 1999 to May 2006, Mr. Fenton served as a Managing Partner at Accel Partners, a venture capital firm. Mr. Fenton currently serves on the boards of directors of Yelp Inc., a local directory and user review service; Twitter, Inc. a social networking service; Hortonworks Inc., an open-source distribution platform; New Relic, Inc., a software analytics company; and a number of privately-held companies. Mr. Fenton holds a B.A. in philosophy and an M.B.A. from Stanford University.

Mr. Fenton was selected to serve on our Board because of his extensive experience in the venture capital industry and his knowledge of technology companies.

Dana Stalder. Mr. Stalder has served as a member of our Board since November 2010. Mr. Stalder has been a General Partner of Matrix Partners, a venture capital firm, since August 2008. From December 2001 to August 2008, Mr. Stalder served in various executive roles, including Senior Vice President of PayPal Products Sales and Marketing at eBay, Inc., an online marketplace company. Previously, he was the Chief Financial Officer and Vice President of Business Development of Respond.com, Vice President of Finance and Operations at Netscape Communication Corporation and an associate and manager at Ernst & Young LLP. Mr. Stalder currently serves on the boards of directors of QuinStreet, Inc., an online marketing company, and a number of privately-held companies. He holds a B.S. in commerce from Santa Clara University.

Mr. Stalder was selected to serve on our Board because of his significant operational experience as an executive and his deep knowledge of finance and financial reporting which is important to our board directors’ oversight of strategy, operations, risk management, and financial reporting.

Information Concerning Directors Continuing in Office Until the 2017 Annual Meeting

Elizabeth Nelson. Ms. Nelson has served as a member of our Board since July 2013. Ms. Nelson currently serves on the boards of Nokia, a mobile technology and telecommunications company, Pandora Media, Inc. and several private companies. From 1996 to 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer at Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Ms. Nelson’s public company board service includes serving as a director of Ancestry.com, an online family history company, from 2009 to 2012, of SuccessFactors Inc., a provider of human resources solutions, from 2007 to 2012, of Autodesk Inc., a design software company, from 2007 to 2010, of CNET Networks, Inc., an Internet media company, from 2003 to 2008, and of Brightcove Inc., an online video hosting platform, from 2010 to 2014. Ms. Nelson holds a B.S.F.S. in foreign service from Georgetown University and an M.B.A. in finance with distinction from the Wharton School at the University of Pennsylvania.

Ms. Nelson was selected to serve on our Board due to her financial, accounting, and operational expertise from prior experience as an executive and director for public and private technology companies.

Mikkel Svane. Mr. Svane co-founded Zendesk and has served as our Chief Executive Officer since August 2007 and as a member of our Board since August 2007. He was appointed Chair of our Board in January 2014. Prior to founding Zendesk, Mr. Svane founded and served as the Chief Executive Officer of Caput A/S, a software company, and served as a technology consultant. Mr. Svane holds an A.P. in marketing management from Arhus Kobmandsskole.

We believe that Mr. Svane is qualified to serve as a member of our Board because of his operational and historical expertise gained from serving as our Chief Executive Officer. As one of our founders and the longest serving member of our Board, we also value his deep understanding of our business as it has evolved over time.

Information Concerning Executive Officers

In addition to Mr. Mikkel Svane, our Chair of the Board of Directors and Chief Executive Officer, who also serves as a director, our executive officers as of March 31, 2014 consisted of the following:

Alan Black. Mr. Black has served as our Senior Vice President and Chief Financial Officer since November 2011. From February 2005 to November 2011, Mr. Black served as the Chief Executive Officer of Intelliden Inc., a software company (which was acquired by IBM in January 2010). Mr. Black holds a Bachelor of Commerce, and a Graduate Diploma in public accountancy, from McGill University, and is a Fellow at McGill’s Dobson Centre for Entrepreneurial Studies.

Marcus Bragg. Mr. Bragg has served as our Senior Vice President, Worldwide Sales and Customer Success since August 2013. From June 2012 to February 2013, Mr. Bragg served as the Group Vice President, Customer Experience and Customer Relationship Management at Oracle Corporation, an enterprise software company. Mr. Bragg served as Senior Vice President, Global Sales & Client Success from October 2010 to June 2012 and as Vice President and General Manager, Americas, from September 2008 to October 2010 at RightNow Technologies, Inc. a software company.

John Geschke. Mr. Geschke has served as our Senior Vice President since November 2012 and as our General Counsel and Secretary since July 2012. From April 2010 to June 2012, Mr. Geschke served as General Counsel of Norwest Venture Partners, a venture capital firm. From March 1996 to April 1998 and from May 1999 to March 2010, Mr. Geschke practiced law at Cooley LLP, a law firm. Mr. Geschke currently serves on the board of directors of Zulily, Inc., an Internet retailer. Mr. Geschke holds an A.B. from Princeton University with a concentration in the Woodrow Wilson School of Public and International Affairs and a J.D. from Stanford University.

Adrian McDermott. Mr. McDermott has served as our Senior Vice President, Product Development since July 2010. From July 2007 to July 2010, Mr. McDermott served as the Chief Technology Officer of Attributor Corporation, a software company. Mr. McDermott holds a B.Sc. in computer science from De Montfort University.

Anne Raimondi. Ms. Raimondi has served as our Senior Vice President, Operations since July 2014 and prior to that Vice President, People Operations starting August 2013. From November 2012 to August 2013, Ms. Raimondi served as the Chief Revenue Officer at TaskRabbit, Inc., a provider of an online services marketplace. From May 2012 to November 2012, Ms. Raimondi served as the Chief Executive Officer of One Jackson, Inc., an apparel company. From May 2010 to April 2012, Ms. Raimondi served as Vice President, Marketing at SurveyMonkey Inc., a software company. From September 2007 to June 2010, Ms. Raimondi served as the Vice President of Business Talent Group, a consulting company. Ms. Raimondi holds a B.A. in economics and sociology from Stanford University and an M.B.A. from Stanford University.

Matthew Price. Mr. Price has served as our Senior Vice President, Marketing since August 2014, and prior to that Vice President and General Manager, Europe, Middle East and Africa starting May 2011. From January 2008 to April 2011 he served as the Chief Marketing Officer of Troux Technologies, Inc., a software company. Mr. Price holds a B.Sc. in Computer Science from the University of Reading.

CORPORATE GOVERNANCE

Our Board, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the Board selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies. A copy of our corporate governance guidelines can be found on our website at https://investor.zendesk.com.

Our Board and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules and the listing standards of NYSE.

Besides verifying the independence of the members of our Board and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our Board, we also:

•	Periodically review and make necessary changes to the charters for our audit, compensation and nominating and corporate governance committees;

•	Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;

•	Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and

•	Have a code of business conduct and ethics that applies to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines. The nominating and corporate governance committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Our corporate governance guidelines address such matters as:

•	Director Independence—Independent directors must constitute at least a majority of our Board;

•	Monitoring Board Effectiveness—The Board must conduct an annual self-evaluation of the Board and its committees;

•	Board Access to Independent Advisors—Our Board as a whole, and each of its committees separately, have authority to retain independent experts, advisors or professionals as each deems necessary or appropriate; and

•	Board Committees—All members of the audit, compensation and nominating and corporate governance committees are independent in accordance with applicable NYSE criteria.

Meetings of the Board of Directors

Our Board held eight meetings in fiscal year 2014. Each director attended at least 75% of all meetings of the Board and the committees on which they served that were held during fiscal year 2014. Under our corporate governance guidelines, directors are expected to spend the time needed and meet as frequently as our Board deems necessary or appropriate to discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of the Board and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. A copy of our code of business conduct and ethics is available on our Internet website at https://investor.zendesk.com and may also be obtained without charge by contacting our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act, as required by the applicable rules and exchange requirements. During fiscal year 2014, no waivers were granted from any provision of the code of business conduct and ethics.

Independence of the Board of Directors

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our Board has determined that Mmes. Marooney, Nelson, and Wilson and Messrs. Fenton, Stalder, and Yellurkar do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC, and the listing standards of the NYSE. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Related Party Transactions.”

Board’s Role in Risk Oversight

Our Board’s role in overseeing the management of our risks is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. Our full Board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairperson of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

As part of its oversight function, our Board, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Board has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Board Leadership Structure

Mikkel Svane, our founder and Chief Executive Officer, serves as Chair of our Board and presides over meetings of our Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our Board. Mr. Svane brings valuable insight to our Board due to the perspective and experience he brings as our founder and Chief Executive Officer. Our Board has appointed Elizabeth Nelson to serve as our lead independent director. As lead independent director, Ms. Nelson presides over periodic meetings of our independent directors, serves as a liaison between our Chair of the Board and the independent directors, and performs such additional duties as our Board may otherwise determine and delegate.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of the audit, compensation, and nominating and corporate governance committees operates pursuant to a separate written charter adopted by our Board that is available to stockholders on our Internet website at https://investor.zendesk.com.

Audit Committee

Our audit committee consists of Mmes. Nelson and Wilson and Mr. Stalder, with Ms. Nelson serving as Chair. The composition of our audit committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the listing standards of the NYSE. Ms. Nelson and Mr. Stalder are each an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management;

•	reviews related party transactions; and

•	approves all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE. In accordance with and pursuant to Section 10A(i)(3) of the Exchange Act, our Board has delegated to Ms. Nelson the authority to pre-approve any auditing and permissible non-auditing services to be performed by our registered independent public accounting firm, provided that all such decisions to pre-approve an activity are presented to the full audit committee at its first meeting following any such decision. Our audit committee held five meetings during fiscal year 2014.

Compensation Committee

Our compensation committee consists of Ms. Marooney and Messrs. Fenton and Yellurkar, with Mr. Fenton serving as Chair. Mr. Yellurkar has elected not to stand for reelection as director and member of our compensation committee upon the expiration of his current term, which expires at our Annual Meeting. The composition of our compensation committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or make recommendations to our Board regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves or makes recommendations to our Board regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the NYSE.

Our compensation committee held three meetings during fiscal year 2014.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Wilson and Messrs. Stalder and Yellurkar, with Ms. Wilson serving as Chair. Mr. Yellurkar has elected not to stand for reelection as director and member of our nominating and corporate governance committee upon the expiration of his current term, which expires at our Annual Meeting. The composition of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	reviews and assesses the adequacy of our corporate governance guidelines and recommend any proposed changes to our Board; and

•	evaluates the performance of our Board and of individual directors.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the NYSE. Our nominating and corporate governance committee held two meetings during fiscal year 2014.

Identifying and Evaluating Director Nominees

The Board has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the committee’s charter. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

Minimum Qualifications

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees and will consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, ethics, integrity, judgment, diversity of experience, independence, skills, education, expertise, business acumen, length of service, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field, the ability to offer advice and guidance to our management team, the ability to make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

Although our Board does not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual Board and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full Board the director nominees for selection.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every stockholder the ability to communicate with the Board as a whole, the non-employee directors as a group and with individual directors on the Board through an established process for stockholder communication. For a stockholder communication directed to the Board as a whole, stockholders and other interested parties may send such communication to our Secretary at secretary@zendesk.com or via U.S. Mail or Expedited Delivery Service to: Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, Attn: Board of Directors c/o Secretary.

For a stockholder communication directed to the non-employee directors as a group or an individual director in his or her capacity as a member of the Board, stockholders and other interested parties may send such communication to the attention of the individual director at secretary@zendesk.com or via U.S. Mail or Expedited Delivery Service to: Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, Attn: [Name of Individual Director] c/o Secretary.

The Secretary shall review all incoming communications and forward such communications to the appropriate member(s) of the Board. The Secretary will generally not forward communications that are unrelated to the duties and responsibilities of the Board, including communications that the Secretary determines to be primarily commercial in nature, product complaints or inquires, and materials that are patently offensive or otherwise inappropriate.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2015, and we are asking you and other stockholders to ratify this appointment. During our fiscal year ended December 31, 2014, Ernst & Young LLP served as our independent registered public accounting firm.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board is submitting the appointment of Ernst & Young LLP to stockholders for ratification. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board. The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Audit Fees

The following table sets forth the fees billed or expected to be billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2014 and 2013 (in thousands):

Fee Category	2014	2013
Audit Fees	2,510	183
Audit-Related Fees	2	2
Tax Fees	40	—
All Other Fees	—	—

Total Fees	2,552	185

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, services in connection with our registration statement on Form S-1 related to our initial public offering, statutory audits of our subsidiaries, services in connection with our registration statement on Form S-8, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees,” including those associated with services related to a SOC 2 audit report.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above, which include subscription fees paid for access to online accounting research software applications and data.

Change in Accountants

Our independent auditors were previously Deloitte & Touche LLP and management informed Deloitte & Touche LLP of our decision to dismiss them as our independent auditors on August 22, 2013. The decision to dismiss Deloitte & Touche LLP was approved by each of our independent directors on August 23, 2013 and ratified by our board of directors on October 22, 2013. Deloitte & Touche LLP previously audited our consolidated financial statements as of December 31, 2012 and for the year then ended. Deloitte & Touche LLP’s previously issued audit opinion with respect to our consolidated financial statements for the year ended December 31, 2012 is not included in our Annual Report on Form 10-K for the year ended December 31, 2014 and should no longer be deemed associated with our consolidated financial statements for the year ended December 31, 2012. Deloitte & Touche LLP has not consented to the inclusion of, or reliance upon, such audit report in our Annual Report on Form 10-K for the year ended December 31, 2014. Deloitte & Touche LLP did not perform any audit or issue any audit reports on our consolidated financial statements for any financial reporting period subsequent to the year ended December 31, 2012.

The reports of Deloitte & Touche LLP on our consolidated financial statements did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles. We had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Deloitte & Touche LLP to make reference in connection with its opinion to the subject matter of the disagreement during its audit of the year ended December 31, 2012 or the subsequent interim period through August 22, 2013. During the two most recent fiscal years preceding our discharge of Deloitte & Touche LLP, and the subsequent interim period through August 22, 2013, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

On August 23, 2013, management and each of our independent directors authorized the appointment of Ernst & Young LLP as our independent registered public accounting firm. The decision to appoint Ernst & Young LLP was ratified by our board of directors on October 22, 2013. During the year ended December 31, 2012 and through the interim period ended August 23, 2013, we did not consult with Ernst & Young LLP on matters that involved the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements or any other matter that was the subject of a disagreement as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.

Deloitte & Touche LLP (“Deloitte”) has read the disclosures under the heading “Change in Accountants” included in Zendesk, Inc.’s (“Zendesk”) Proxy Statement pursuant to Section 14(a) of the Securities and Exchange Act of 1934 for Zendesk’s 2015 Annual Meeting of Stockholders that will be filed with the Securities and Exchange Commission on or before March 31, 2015 (the “Disclosures”), and has the following comments:

1.	Deloitte agrees with the first, third, fourth, fifth and sixth sentences in the first paragraph and the statements made in the second paragraph of the Disclosures.

2.	Deloitte has no basis on which to agree or disagree with the second sentence in the first paragraph or the statements made in the third paragraph of the Disclosures.

3.	Supplementally, Deloitte advises that in February 2014, management of Zendesk communicated to Deloitte that an error existed in the previously issued consolidated financial statements for the year ended December 31, 2012 on which Deloitte had issued an audit report dated May 20, 2013. As a result, Deloitte communicated to Zendesk that Deloitte’s audit report should no longer be relied upon or associated with such consolidated financial statements.

4.	Deloitte communicated to management of Zendesk that Deloitte believes the matters described in item 3 above represent a reportable event as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Zendesk specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Zendesk, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the company’s consolidated financial statements for 2014 and met with management, as well as with representatives of Ernst & Young LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company’s audited consolidated financial statements for 2014 be included in its Annual Report on Form 10-K for 2014.

Audit Committee

Elizabeth Nelson (Chairperson)

Dana Stalder

Michelle Wilson

EXECUTIVE COMPENSATION

Overview

Our compensation programs are designed to:

•	attract, motivate and retain employees at the executive level who contribute to our long-term success;

•	provide compensation packages to our executives that are competitive, reward the achievement of our business objectives and effectively align their interests with those of our stockholders; and

•	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the company.

Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for all of our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The compensation committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. In 2014, the compensation committee retained Compensia, a national compensation consultant, to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.

Executive Compensation Components

Our executive compensation consists of base salary, cash incentive bonuses, long-term incentive compensation, and broad-based benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The compensation committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Summary Compensation Table—2014

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to each individual who served as our CEO, CFO, and the two most highly- compensated executive officers (other than the CEO) who were serving as executive officers as of December 31, 2014 for services rendered in all capacities to the company for such years. These individuals are our named executive officers for fiscal year 2014.

Name and Principal Position(1)	Year	Salary ($)		Bonus ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Total ($)
Mikkel Svane	2014	285,385		18,750		14,006,605	52,500		14,363,240
Chief Executive Officer	2013	200,000		74,906		—	—		274,906

Alan Black	2014	269,885		15,000		814,338	48,125		1,147,348
Senior Vice President and Chief Financial Officer	2013	240,000		59,925		552,160	—		852,085

Matthew Price,	2014	253,692	(5)	75,158	(5)(6)	2,796,226	92,101	(5)	3,217,177
Senior Vice President, Marketing

Anne Raimondi,	2014	243,096		12,500		3,675,710	40,250		3,971,556
Senior Vice President, Operations

(1)	Matthew Price and Anne Raimondi were not named executive officers for fiscal year 2013.
(2)	The amounts reported represent discretionary bonuses paid to each named executive officer for exemplary company performance.
(3)	The amounts reported represent the aggregate grant date fair value of the stock options awarded to the named executive officer in fiscal 2013 and 2014, as applicable, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers upon exercise of the options.
(4)	The amounts reported represent the cash bonuses paid pursuant to (i) our Amended and Restated Executive Incentive Bonus Plan, or the Bonus Plan, for Messrs. Svane and Black and Ms. Raimondi and (ii) the sales commission plan for Mr. Price.
(5)	Such amount has been converted from the British Pound to USD, based on the Internal Revenue Service Yearly Average currency Exchange Rate for 2014, which provides the conversion rate of 0.632 GBP : 1 USD.
(6)	Mr. Price’s 2014 bonus includes discretionary cash bonuses in the aggregate amount of $35,601 and a one-time discretionary cash bonus in connection with his July 2014 promotion to Senior Vice President, Marketing in the amount of $39,557.

2014 Bonus Payments

Our executive officers, including our named executive officers, received discretionary bonuses in fiscal year 2014 for exemplary company performance.

Other than the determination of Mr. Price’s bonuses, which is described below, when determining the amounts of the discretionary bonuses, the board of directors based its decisions partially on the company’s achievement of its monthly recurring revenue goals and, except for the discretionary bonuses paid to Mr. Svane, partially on input regarding such executive officer’s individual performance from Mr. Svane or the other most senior executive officer to whom the officer reported. The discretionary bonuses paid to Mr. Svane were based on the evaluation of Mr. Svane’s individual performance by the board of directors.

Prior to his promotion to Senior Vice President, Marketing in July 2014, Mr. Price’s discretionary bonuses were determined by his manager at the time. In connection with his promotion to Senior Vice President, Marketing, our compensation committee granted Mr. Price a one-time discretionary bonus.

In addition to the discretionary bonuses, Mr. Price received commissions pursuant to a sales commission plan and Messrs. Svane and Black and Ms. Raimondi received bonuses under our Bonus Plan for fiscal year 2014.

Outstanding Equity Awards at Fiscal Year-End Table – 2014

The following table summarizes, for each of the named executive officers, the outstanding equity awards held as of December 31, 2014.

	Option Awards(1)(2)(3)						Stock Awards(2)(3)(4)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that have not Vested as of December 31, 2014 ($)(5)
Mikkel Svane	2/13/2014	(6)	2,150,000	—	9.52	2/13/2024	—	—

Alan Black	11/9/2011	(7)(8)	—	—	—	—	287,500	7,006,375
	5/3/2013	(8)(9)	87,500	—	6.24	—	14,584	355,412
	2/13/2014	(8)(10)	125,000	—	9.52	2/13/2024	—	—

Matthew Price	5/19/2011	(11)(12)	—	24,479	0.61	5/19/2021	—	—
	7/18/2012	(12)(13)	—	51,667	2.30	7/17/2022	—	—
	2/13/2014	(12)(14)	95,840	—	9.52	2/13/2024	—	—
	9/04/2014	(12)(15)	12,499	137,501	24.89	9/04/2024	—	—

Anne Raimondi	9/03/2013	(16)(17)	190,000	—	6.58	9/03/2023	—	—
	2/13/2014	(17)(18)	250,000	—	9.52	2/13/2024	—	—
	9/04/2014	(17)(19)	12,499	137,501	24.89	9/04/2024	—	—

(1)	Each stock option was granted pursuant to our 2009 Stock Option and Grant Plan, or our 2009 Plan, unless otherwise indicated below. Unless otherwise described in the footnotes below, the stock options are not immediately exercisable. Unless otherwise described in the footnotes below, the shares of common stock subject to such stock options will vest over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments.
(2)	In February 2015, we granted options to purchase 232,900, 102,500, 39,100, and 48,200 shares of our common stock under our 2014 Stock Option and Incentive Plan, or our 2014 Plan, to Messrs. Svane, Black, and Price and Ms. Raimondi, respectively, and 40,900, 18,000, 6,900, and 8,500 restricted stock units under our 2014 Plan to Messrs. Svane, Black, and Price and Ms. Raimondi, respectively.
(3)	Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the equity award holder’s provision of service through such vesting date.
(4)	Each stock award was granted pursuant to our 2009 Plan, unless otherwise indicated below. Unless otherwise described in the footnotes below, each stock award vests over a four-year period, with 25% of the shares to vest upon completion of one year of service measured from the vesting commencement date, and the balance to vest in 36 successive equal monthly installments thereafter.

(5)	Amounts calculated using the closing market price of a share of the Company’s common stock as of December 31, 2014, which was $24.37.
(6)	This stock option to purchase 2,150,000 shares of our common stock vests in 60 equal monthly installments following the grant date. The stock option is immediately exercisable and vesting will accelerate in full in the event Mr. Svane’s employment with us is terminated by us without “cause” or by Mr. Svane for “good reason” at any time during the period that ends 12 months following the consummation date of a change of control of the company.
(7)	This restricted stock award for 750,000 shares of our common stock vests over a five-year period, with 20% vested upon completion of one year of service measured from the grant date, and the balance vesting in 48 successive equal monthly installments thereafter.
(8)	The equity award has full vesting acceleration in the event that there is a change in control of our company and Mr. Black does not retain his current position in the combined ongoing company.
(9)	This stock option to purchase 175,000 shares of our common stock vests in 48 equal monthly installments commencing on April 23, 2013. The stock option is immediately exercisable. Mr. Black early exercised the option to purchase 87,500 shares, of which 14,584 shares remain unvested as of December 31, 2014.
(10)	This stock option to purchase 125,000 shares of our common stock vests in 60 equal monthly installments following the grant date, and is immediately exercisable.
(11)	This stock option to purchase 235,000 shares of our common stock vests over a four-year period, with 25% vested upon May 5, 2012, and the balance vesting in 36 successive equal monthly installments thereafter.
(12)	The equity award has vesting acceleration as to 50% of the unvested equity award in the event there is a change in control of our company and Mr. Price is not offered continued employment in the combined ongoing company.
(13)	This stock option to purchase 100,000 shares of our common stock vests over a five-year period, with 20% vested after completion of one year of service measured from the grant date, and the balance vesting in 48 successive equal monthly installments commencing on August 18, 2013.
(14)	This stock option to purchase 115,000 shares of our common stock vests in 60 equal monthly installments following the grant date, and is immediately exercisable.
(15)	This stock option, granted under our 2014 Plan, to purchase 150,000 shares of our common stock vests in 60 equal monthly installments commencing on August 30, 2014.
(16)	This stock option to purchase 200,000 shares of our common stock vests over a four-year period, with 25% vested upon August 19, 2014, and the balance vesting in 36 successive equal monthly installments thereafter. The stock option is immediately exercisable.
(17)	The equity award has full vesting acceleration in the event that Ms. Raimondi’s employment is terminated without “cause” or resigns for “good reason” within 12 months following a change of control of the company.
(18)	This stock option to purchase 250,000 shares of our common stock vests in 60 equal monthly installments following February 13, 2014, and is immediately exercisable.
(19)	This stock option, granted under our 2014 Plan, to purchase 150,000 shares of our common stock vests in 60 equal monthly installments commencing on August 30, 2014.

Executive Employment Arrangements and Potential Payments upon Termination or Change of Control

Offer Letters and Employment Agreements

Alan Black

On October 28, 2011, we entered into an offer letter with Mr. Black for the position of Chief Financial Officer. The offer letter provides for his at-will employment and sets forth his initial base salary, initial equity award, and eligibility for the company’s benefit plans generally.

Matthew Price

On May 9, 2011, we entered into an offer letter, and then subsequently an employment agreement on July 15, 2011, with Mr. Price for the position of Vice President and General Manager of EMEA (Europe, the

Middle East, and Africa). He was subsequently promoted and appointed as our Senior Vice President, Marketing on July 30, 2014. The offer letter and employment agreement generally provide for his employment in the United Kingdom and set forth his initial base salary, initial equity award, initial bonus target and eligibility for the company’s benefit plans in the United Kingdom generally.

Anne Raimondi

On July 1, 2013, we entered into an offer letter with Ms. Raimondi for the position of Vice President, People Ops. She was subsequently promoted and appointed as our Senior Vice President, Operations on July 30, 2014. The offer letter provides for her at-will employment and sets forth her initial base salary, initial equity award, and eligibility for the company’s benefit plans generally.

Equity Awards

Mikkel Svane

In the event of a termination of employment by us without “cause” or by Mr. Svane for “good reason” (in each case as defined in the equity award agreement) at any time during the period that ends 12 months following a “sale event” (as defined in the 2009 Plan or the 2014 Plan), 100% of the unvested equity subject to the outstanding equity awards of Mr. Svane will be accelerated.

Alan Black

In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan) in which Mr. Black does not retain his current position in the combined ongoing company, 100% of the unvested equity subject to the outstanding equity awards of Mr. Black will be accelerated.

Matthew Price

In the event of a “sale event” (as defined in the 2009 Plan or the 2014 Plan, as applicable) in which Mr. Price is not offered employment with the combined ongoing company, 50% of the unvested equity subject to the outstanding equity awards of Mr. Price will be accelerated.

Anne Raimondi

In the event of a termination of employment by us without “cause” or by Ms. Raimondi for “good reason” (in each case as defined in the offer letter or the equity agreements, as applicable) at any time during the period that ends 12 months following a “sale event” (as defined in the 2009 or the 2014 Plan, as applicable), 100% of the unvested equity subject to the outstanding equity awards of Ms. Raimondi will be accelerated.

Equity Compensation Plan Information

The table below presents information as of December 31, 2014 for our equity compensation plans approved by our stockholders. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Number of common stock to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of shares of common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders(2)	15,108,001	$7.39	10,756,992
Equity compensation plans not approved by stockholders	—	—	—
Total	15,108,001	$7.39	10,756,992

(1)	The weighted-average exercise price is calculated based solely on outstanding stock options. It does not reflect the shares that will be issued in connection with the settlement of restricted stock units, since restricted stock units have no exercise price.
(2)	Includes our 2014 Plan and our 2014 Employee Stock Purchase Plan (“ESPP”). Our 2014 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2015, by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. Our ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2015, by the lesser of 1,500,000 shares of our common stock, 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. On January 1, 2015, the number of shares available for issuance under our 2014 Plan and our ESPP increased by 3,778,853 shares and 755,770 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

Section 401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Code limits. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Non-Employee Director Compensation

Prior to April 2014, we did not pay any cash compensation to our non-employee directors, nor did we have a formal policy regarding equity grants to our non-employee directors. In April 2014, our board of directors adopted a policy for annual cash and equity retainers for our non-employee directors pursuant to which our non-employee directors receive the following annual cash retainers for their service:

Cash Retainer ($)
Annual Retainer for Non-Employee Directors	$30,000
Additional Annual Retainer for Audit Committee Chairperson	15,000
Additional Annual Retainer for Compensation Committee Chairperson	10,000
Additional Annual Retainer for Nominating and Corporate Governance Committee Chairperson	10,000
Additional Annual Retainer for Audit Committee Non-Chairperson Members	7,500
Additional Annual Retainer for Compensation Committee Non-Chairperson Members	5,000
Additional Annual Retainer for Nominating and Corporate Governance Committee Non-Chairperson Members	5,000

Our policy provides that on the date of each annual meeting of stockholders, each non-employee continuing director will be granted an annual award of restricted stock units having a fair market value of $150,000. Our policy also provided a one-time grant upon the closing of our initial public offering to each non- employee director of restricted stock units having a fair market value of $150,000 based on the closing trading price upon the closing of our initial public offering. The award of restricted stock units granted will fully vest on the first anniversary of the grant date, in each case, subject to continued service as a director through the vesting date. In addition, such awards are subject to full accelerated vesting upon the sale of the company.

The following table presents the total compensation for each person who served as a non- employee member of our board of directors during fiscal year 2014. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non- employee members of our board of directors in fiscal year 2014. Directors who are also our employees receive no additional compensation for their service as a director. The compensation received by Mr. Svane as an employee of the company is presented in “Executive Compensation—Summary Compensation Table—2014.”

Director Compensation Table—2014

Director Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)		Stock Awards ($)(2)(4)		Total ($)
Peter Fenton, Dana Stalder, Devdutt Yellurkar	0	0		0		0
Caryn Marooney(5)	26,250	857,545	(6)	149,991	(7)	1,033,786
Elizabeth Nelson(8)	33,750	0		149,991	(7)	183,741
Michelle Wilson(9)	35,625	857,545	(6)	149,991	(7)	1,043,161

(1)	Messrs. Fenton, Stalder, and Yellurkar agreed to waive their annual cash retainers and restricted stock unit grants for the years ended December 31, 2014 and 2015.
(2)

The amounts reported represent the aggregate grant date fair value of the stock options and stock awards, as applicable, awarded to the director in fiscal 2014, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant date fair value of the stock options and stock awards, as applicable reported in this column are set forth in the notes to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The amounts reported in this column reflect the accounting cost for these stock options and stock awards, as applicable, and do not correspond to the actual economic value that may be received by the directors.
(3)	Each stock option was granted pursuant to our 2009 Plan. Unless otherwise described in the footnotes below, this option vests in 48 equal monthly increments following the date of grant, subject to continued service to us. This option is immediately exercisable and provides for full vesting acceleration in the event of a change in control.
(4)	Each restricted stock unit award was granted pursuant to our 2014 Plan. Unless specified otherwise, each restricted stock unit award will fully vest on the first anniversary of the grant date, in each case, subject to continued service as a director through the vesting date.
(5)	As of December 31, 2014, Ms. Marooney held options to purchase 162,500 shares of our common stock and 8,849 restricted stock units.
(6)	On January 30, 2014, upon joining the board of directors, each of Mmes. Marooney and Wilson received a stock option to purchase 162,500 shares of our common stock, with an exercise price equal to $9.16 per share.
(7)	Upon the closing of our initial public offering, each of Mmes. Marooney, Nelson, and Wilson received a grant of restricted stock units having a value equal to approximately $150,000.
(8)	As of December 31, 2014, Ms. Nelson held options to purchase 72,169 shares of our common stock, 52,960 shares of restricted stock and 8,849 restricted stock units.
(9)	As of December 31, 2014, Ms. Wilson held 125,261 shares of restricted stock and 8,849 restricted stock units.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Peter Fenton and Devdutt Yellurkar, members of our compensation committee, are affiliated with Benchmark Capital Partners VI, L.P. and entities affiliated with Charles River Ventures, respectively.

Additionally, certain of our existing stockholders, including entities associated with Benchmark and Charles River Ventures, purchased shares of common stock in our initial public offering at the initial public offering price.

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Zendesk specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the section captioned “Executive Compensation” with management. Based on such review and discussions, the compensation committee recommended to the Board that this “Executive Compensation” section be included in this proxy statement for the year ended December 31, 2014.

Compensation Committee

Peter Fenton (Chairperson)

Caryn Marooney

Devdutt Yellurkar

Insider Trading Policy and Rule 10b5-1 Sales Plans

We have an insider trading policy that prohibits our officers, directors and certain other persons from engaging in, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the company’s common stock. Our insider trading policy permits our officers, directors and employees to enter into trading plans complying with Rule 10b5-1 under the Exchange Act.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2015, and as adjusted to reflect the sale of 7,500,000 shares of our common stock by us, and 1,030,000 shares of our common stock by certain selling stockholders in connection with an underwritten public offering that occurred in March 2015 (our “Public Offering”), for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each person known by us to be the beneficial owner of more than five percent of any class of our voting securities; and

•	each of the selling stockholders in our Public Offering.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of our common stock subject to options and restricted stock units outstanding as of February 28, 2015 that were exercisable or issuable or will become exercisable or issuable within 60 days of February 28, 2015 to be outstanding and to be beneficially owned by the person holding the option or restricted stock unit for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of our common stock on 76,221,659 shares of our common stock outstanding as of February 28, 2015. Percentage ownership of our common stock after our public offering assumes (A) our sale of 7,500,000 shares of common stock in our Public Offering, and (B) 1,030,000 shares of our common stock sold in our Public Offering by the selling stockholders, including 20,000 shares sold in our Public Offering by a certain selling stockholder upon the exercise of an option.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Zendesk, Inc., 1019 Market Street, San Francisco, California 94103.

	Shares Beneficially Owned Prior to our Public Offering		Number of Shares Sold in the Public Offering	Shares Beneficially Owned After our Giving Effect to the Shares Sold in the Public Offering
	Number	Percentage		Number	Percentage
Named Executive Officers and Directors:
Mikkel Svane(1)	6,220,674	7.9%	600,000	5,620,674	6.5%
Alan Black(2)	805,596	1.1%	—	805,596	1.0%
Anne Raimondi(3)	475,138	*	30,000	445,138	*
Matthew Price(4)	122,145	*	—	122,145	*
Peter Fenton(5)(12)	10,963,967	14.4%	—	10,963,967	13.1%
Caryn Marooney(6)	162,500	*	—	162,500	*
Elizabeth Nelson(7)	168,749	*	—	168,749	*
Dana Stalder(8)(13)	4,460,227	5.9%	—	4,460,227	5.3%
Michelle Wilson	162,500	*	—	162,500	*
Devdutt Yellurkar(9)(11)	11,827,808	15.5%	400,000	11,427,808	13.6%
All directors and executive officers as a group (13 persons)(10)	37,529,380	46.1%	1,030,000	36,499,380	41.0%
Other 5% or Greater Stockholders:
Entities associated with Charles River Ventures(11)	11,737,078	15.4%	400,000	11,337,078	13.5%
Benchmark Capital Partners VI, LP(12)	10,963,967	14.4%	—	10,963,967	13.1%
Matrix Partners IX, L.P.(13)	4,420,171	5.8%	—	4,420,171	5.3%
FMR LLC(14)	5,871,816	7.7%	—	5,871,816	7.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.
(1)	Consists of 4,059,266 shares held of record and (ii) 2,159,704 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015, and 1,704 shares issuable within 60 days of February 28, 2015 upon the vesting of restricted stock units.
(2)	Consists of (i) 588,077 shares held of record, (ii) 213,508 shares held by the Alan J. Black and Linda J. Black, Trustees of Black Family Trust—2001 U/I DTD. November 26, 2001, in which Mr. Black shares voting and dispositive power, (iii) 51,000 shares held by the Black 2013 Family Heritage Trust, in which Mr. Black shares voting and dispositive power, (iv) 51,000 shares held by the Black 2014 Family Heritage Trust, in which Linda Black, Mr. Black’s wife, shares voting and dispositive power, and (v) 216,770 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015, and 749 shares issuable within 60 days of February 28, 2015 upon the vesting of restricted stock units.
(3)	Consists of (i) 12,777 shares held of record and (ii) 462,007 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015, and 354 shares issuable within 60 days of February 28, 2015 upon the vesting of restricted stock units.
(4)	Consists of 101,859 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015, and 287 shares issuable within 60 days of February 28, 2015 upon the vesting of restricted stock units.
(5)	Consists of the shares listed in footnote 12 below which are held of record by Benchmark Capital Partners VI, L.P. Mr. Fenton is a managing member of Benchmark Capital Management Co. VI, L.L.C., the general partner of Benchmark Capital Partners VI, L.P. and, therefore, may be deemed to hold voting and dispositive power over the shares held by Benchmark Capital Partners VI, L.P.
(6)	Consists of 162,500 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015.
(7)	Consists of (i) 96,580 shares held of record and (ii) 72,169 shares subject to outstanding options which are exercisable within 60 days of February 28, 2015.

(8)	Consists of (i) 4,420,171 shares held by Matrix Partners IX, L.P., or Matrix IX, (ii) 7,595 shares held by Weston & Co. IX L.L.C., or Weston IX, as nominee for Vista Grande Trust, a trust of which Dana Stalder is the trustee and a beneficiary, or the Trust. and (iii) 32,461 shares held by the Trust. Mr. Stalder is a managing member of Matrix IX Management Co., L.L.C., the general partner of Matrix IX, and has sole voting and dispositive power with respect to the Matrix IX shares. Weston IX owns a total of 251,913 shares as nominee for certain beneficial owners, including Mr. Stalder. Mr. Stalder disclaims beneficial ownership of the Weston IX shares, except for the 7,595 shares held by Weston IX as nominee for the Trust. Mr. Stalder has sole voting and/ or investment control over the 7,595 shares held by Weston IX as the trustee and beneficiary of the Trust, but does not have sole or shared voting and/or investment control with respect to the other shares held by Weston IX.
(9)	Consists of (i) 320,442 shares held by Charles River Friends XIII-A, LP, (ii) 11,416,636 shares held by Charles River Partnership XIII, LP, and (iii) 90,730 held by Devdutt Yellurkar. Charles River XIII GP, LLC is the ultimate general partner of both Charles River Partnership XIII, LP and Charles River Friends XIII-A, LP. Mr. Yellurkar is a managing member of Charles River XIII GP, LLC, the ultimate general partner of Charles River Partnership XIII, LP and Charles River Friends XIII-A, LP, and, therefore, may be deemed to hold voting and dispositive power over the shares held by Charles River Partnership XIII, LP and Charles River Friends XIII-A, LP.
(10)	Consists of (i) 32,256,756 shares held of record by our current directors and executive officers and (ii) 5,263,532 shares issuable pursuant to outstanding stock options which are exercisable within 60 days of February 28, 2015, and 9,062 shares issuable within 60 days of February 28, 2015 upon the vesting of restricted stock units.
(11)	Consists of (i) 320,442 shares held by Charles River Friends XIII-A, LP and (ii) 11,416,636 shares held by Charles River Partnership XIII, LP. Charles River XIII GP, LLC is the ultimate general partner of both Charles River Partnership XIII, LP and Charles River Friends XIII-A, LP. The Managing Members of Charles River XIII GP, LLC are Izhar Armony, Jon Auerbach, Bruce I. Sachs, William P. Tai, Devdutt Yellurkar and George Zachary, and, therefore, they may be deemed to hold voting and dispositive power with respect to the shares held by Charles River Friends XIII-A, LP, and Charles River Partnership XIII, LP. The address for these entities is One Broadway, 15th Floor, Cambridge, Massachusetts 02142.
(12)	Consists of 10,963,967 shares held directly by Benchmark Capital Partners VI, L.P. (“BCP VI”) for itself and as nominee for Benchmark Founders’ Fund VI, L.P. (“BFF VI”), Benchmark Founders’ Fund VI-B, L.P. (“BFF VI-B”) and related individuals. Benchmark Capital Management Co. VI, L.L.C. (“BCMC VI”) is the general partner of each of BCP VI, BFF VI and BFF VI-B. Mr. Fenton, Alexandre Balkanski, Matthew R. Cohler, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C. Kagle, Steven M. Spurlock and Mitchell H. Lasky are the managing members of BCMC VI and share voting and dispositive power over the shares held by BCP VI. The address for these entities is 2965 Woodside Road, Woodside, California 94062.
(13)	Consists of 4,420,171 shares held by Matrix Partners IX, L.P. The address for Matrix Partners IX, L.P. is 101 Main St. 17th floor, Cambridge, Massachusetts 02142.
(14)

The address of FMR LLC (“FMR”) is 245 Summer Street, Boston, Massachusetts 02210. FMR, along with certain of its subsidiaries and affiliates, and other companies, has the sole power to vote or direct the vote of 383,798 shares and the sole power to dispose or direct the disposition of 5,871,816 shares of common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act

(“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. This information is based solely upon a Schedule 13G filed by FMR LLC on February 13, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2014, all required reports were filed on a timely basis under Section 16(a).

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than the transactions discussed below and the compensation agreements, equity compensation policies, grants of certain equity awards and other arrangements which are discussed above in “Executive Compensation,” in 2014, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Participation in our Initial Public Offering

Certain of our then existing stockholders, including entities associated with Benchmark, Charles River Ventures, and Matrix Partners, each of which is an affiliate of a member of our board of directors, purchased an aggregate of approximately 1,415,000 shares of common stock in our initial public offering at the initial public offering price. The underwriters received the same discount from shares of our common stock purchased by such stockholders as they did from other shares of our common stock sold to the public in our initial public offering.

Other Transactions

We have granted stock options and other equity awards to our executive officers and certain of our directors. See the sections titled “Outstanding Equity Awards at Fiscal Year-End Table—2014” and “Director Compensation Table—2014” for a description of these options and equity awards.

We have entered into arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits.

We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Indemnification of Officers and Directors

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our bylaws provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our certificate of incorporation, bylaws, and in indemnification agreements that we enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers or affiliated entities, be insured or indemnified against certain liabilities incurred in their capacity as members of our board of directors. In our indemnification agreements with these non-employee directors, we have agreed that our indemnification obligations are primary to any such other indemnification arrangements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Procedures for Approval of Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In April 2014, we adopted formal standards, policies and procedures governing the review and approval of related party transactions, effective upon the effectiveness of the registration statement related to our IPO. The entities affiliated with certain of our directors that purchased shares in our IPO indicated an interest in participating in our IPO, and we disclosed these indications, prior to the effectiveness of these policies and procedures. As their purchases were consistent with the previously disclosed indications of interest, our audit committee did not separately approve these transactions.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. The advance notice requirements for the Annual Meeting, which is the first annual meeting following the initial public offering of our common stock, are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Our amended and restated bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. Since our Annual Meeting is being held on May 12, 2015, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 12, 2016 and no later than February 11, 2016, in order to be raised at our 2016 annual meeting of stockholders. However, the amended and restated bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2016 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 31, 2015. Such proposals must be delivered to our Secretary, c/o Zendesk, Inc., 1019 Market Street, San Francisco, CA 94103.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2015.

Vote by Internet
• Go to www.investorvote.com/ZEN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals —	The Board of Directors recommends you vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2:

1. To elect the following Class I Director Nominees:						+
	For	Withhold		For	Withhold
01 - Caryn Marooney	☐	☐	02 - Michelle Wilson	☐	☐

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as Zendesk’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐	NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C 1234567890 J N T 1 U P X 2 2 4 2 5 8 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

021JWA

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 12, 2015

The Proxy Statement and our 2014 Annual Report are available at:

www.edocumentview.com/ZEN

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY — ZENDESK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ZENDESK, INC.

The undersigned hereby appoints Mikkel Svane and John Geschke as proxies and attorneys-in-fact of the undersigned, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote all the shares of common stock of Zendesk, Inc. (the “Company”) standing in the name of the undersigned on March 23, 2015, with all powers which the undersigned would possess if present at the 2015 Annual Meeting of Stockholders of the Company to be held on May 12, 2015 or at any adjournment, continuation or postponement thereof. Receipt of the Notice of the 2015 Annual Meeting of Stockholders and Proxy Statement and the 2014 Annual Report is hereby acknowledged.

In order for your vote to be submitted by this proxy, you must (i) properly complete the telephone or Internet voting instructions no later than 11:59 P. M. Eastern Time on May 11, 2015 or (ii) properly complete and return this proxy card so your vote is received prior to the vote at the 2015 Annual Meeting of Stockholders of the Company. Submitting your proxy by mail, via the Internet or by telephone will not affect your right to vote in person should you decide to attend the 2015 Annual Meeting of Stockholders of the Company.

This proxy, when properly executed, will be voted in the manner directed by you. If you do not give any direction, the proxy will be voted (i) “FOR” the election of each of the nominees for director; (ii) “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iii) in the discretion of the proxies upon such other matters as may properly come before the 2015 Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)